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                                                                                                     Exhibit 12(b)
                                                                                                     6/16/95
                             GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1994 and the twelve months ended May 31, 1995
                                                                                                          Twelve
                                                                                                          Months
                                                                                                          Ended
                                                            Year ended December 31,                       May 31,
                                          1990         1991         1992         1993         1994         1995
                                      -----------------------------------------Thousands   of  Dollars--------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges     $  772,164   $1,009,019   $1,004,886   $1,034,795   $  927,336   $  981,691
      Federal and state income taxes      99,476      315,507      165,667      266,771      360,380      388,641
      Deferred income taxes, net          89,075       52,941      194,748      168,372       34,130       49,619
      Deferred investment tax credits        (52)      (9,524)      (5,704)     (18,274)        (489)        (489)
      AFUDC - Debt funds                   9,559       10,584        8,459        8,294       11,613       12,517
                                      ----------   ----------   ----------   ----------   ----------   ----------
         Earnings  as defined         $  970,222   $1,378,527   $1,368,056   $1,459,958   $1,332,970   $1,431,979
                                      ----------   ----------   ----------   ----------   ----------   ----------

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt       $  483,975   $  462,415   $  404,854   $  345,552   $  308,611   $  290,969
   Interest  on interim  obligations       8,512        4,906        9,694       15,530       17,529       20,856
   Amort of debt disc, premium  and
     expense, net                          5,644        5,784        7,891       14,087       15,776       15,949
   Other interest  charges                 9,404        9,941       12,426       47,393       23,483       21,514
                                      ----------   ----------   ----------   ----------   ----------   ----------
         Fixed charges as defined        507,535      483,046      434,865      422,562      365,399      349,288
Tax  deductible   preferred  dividends     1,805        1,804        1,804        1,753        1,753        1,753
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                         509,340      484,850      436,669      424,315      367,152      351,041
                                      ----------   ----------   ----------   ----------   ----------   ----------
Non-tax deductible preferred dividends    64,318       59,897       56,138       48,921       46,253       46,998
Ratio of net income before taxes to
  net income                          x    1.687   x    1.669   x    1.613   x    1.672   x    1.687   x    1.679
                                      ----------   ----------   ----------   ----------   ----------   ----------
Pref dividend requirements before
  income taxes                           108,504       99,968       90,551       81,796       78,029       78,910
                                      ----------   ----------   ----------   ----------   ----------   ----------
Fixed charges plus pref dividend
  requirements                        $  617,844   $  584,818   $  527,220   $  506,111   $  445,181   $  429,951
                                      ----------   ----------   ----------   ----------   ----------   ----------
RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS          1.57         2.36         2.59         2.88         2.99         3.33
                                      ----------   ----------   ----------   ----------   ----------   ----------

Note:  The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of
       Southern Electric Generating Company.


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